Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Delhaize America, Inc.:

•	Registration Statement No. 333-69520 on Form S-4;

•	Registration Statement No. 33-49620 on Form S-3

of our report relating to the consolidated financial statements of Delhaize America, Inc. dated March 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s early adoption in 2005 of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment”) appearing in the Annual Report on Form 10-K of Delhaize America, Inc. for the year ended December 30, 2006.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 27, 2007